EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                                            Three          Twelve           Nine
                                                                            Months         Months          Months
                                                                            Ended          Ended           Ended        Year Ended
                                                                         December 31,   September 30,   September 30,   December 31,
                                                                            2002            2002            2001           2000
                                                                         -----------     -----------     ----------    -------------
                                                                         (successor)     (successor)     (combined)    (predecessor)
Net income ..........................................................      $  141.3       $(6,698.7)      $  263.3        $  611.6
Provision for income taxes ..........................................          90.3           367.6          236.3           373.9
                                                                           --------       ---------       --------        --------
Earnings before provision for income taxes ..........................         231.6        (6,331.1)         499.6           985.5
                                                                           --------       ---------       --------        --------
Fixed charges:
  Interest and debt expenses on indebtedness ........................         340.0         1,439.3        1,619.8         2,497.7
  Minority interest in subsidiary trust holding solely
    debentures of the Company, before tax ...........................           4.4            16.9           14.4            19.2
  Interest factor-one-third of rentals on real and
    personal properties .............................................           3.8            15.6           13.5            19.6
                                                                           --------       ---------       --------        --------
Total fixed charges .................................................         348.2         1,471.8        1,647.7         2,536.5
                                                                           --------       ---------       --------        --------
  Total earnings before provisions for income taxes
    and fixed charges ...............................................      $  579.8       $(4,859.3)      $2,147.3        $3,522.0
                                                                           ========       =========       ========        ========
Ratios of earnings to fixed charges .................................         1.67x              (1)         1.30x           1.39x

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(1)   Earnings were  insufficient to cover fixed charges by $6,331.1  million in the twelve months ended September 30, 2002. Earnings for the twelve months ended September 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."